                                                                    EXHIBIT 99.1

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD O SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                            DATE:  NOVEMBER 1, 2004


                                   INVESTOR RELATIONS:  DOUGLAS W. BUSK
                                                        TREASURER
                                                        (248) 353-2700 EXT. 4432
                                                        IR@CREDITACCEPTANCE.COM

                                        NASDAQ SYMBOL:  CACC


                          CREDIT ACCEPTANCE ANNOUNCES:
                             - 3RD QUARTER EARNINGS

Southfield, Michigan -- November 1, 2004 -- Credit Acceptance Corporation (NASDAQ: CACC) Credit Acceptance Corporation (the "Company") announced consolidated net income for the three months ended September 30, 2004 of $12,742,000 or $0.31 per diluted share compared to $8,818,000 or $0.20 per diluted share for the same period in 2003. For the nine months ended September 30, 2004, consolidated net income was $26,878,000 or $0.65 per diluted share compared to $18,419,000 or $0.43 per diluted share for the same period in 2003.

The increase in consolidated net income for the three months ended September 30, 2004 compared to the same period in 2003 was primarily due to: (i) an increase in finance charge income due to increases in the average annualized yield on the loan portfolio and the average size of the loan portfolio during 2004 and (ii) an increase in foreign exchange gain due to an increase in the fair value of forward contracts during 2004. Partially offsetting these items was a decrease in ancillary product income due to the Company's change in accounting policy during the first quarter of 2004 for recognizing income on third party vehicle service contracts sold.

The increase in consolidated net income for the nine months ended September 30, 2004 compared to the same period in 2003 was primarily due to: (i) an increase in finance charge income due to increases in the average size of the loan portfolio and the average annualized yield on the loan portfolio during 2004 and
(ii) the United Kingdom impairment expenses recognized during the second quarter of 2003. Partially offsetting these items were: (i) a decrease in ancillary product income due to the Company's change in accounting policy during the first quarter of 2004 for recognizing income on third party vehicle service contracts sold and (ii) an increase in the provision for credit losses primarily due to the Company's change in estimate during the first quarter of 2004 for recording losses on its loan portfolio and the Company's revised methodology during the first quarter of 2004 for calculating finance charge income and the related provision for earned but unpaid servicing fees.

Excluding the impact of certain items detailed in the table below, consolidated adjusted net income for the three months ended September 30, 2004 was $13,193,000 or $0.32 per diluted share compared to $9,197,000 or $0.21 per diluted share for the same period in 2003. The increase was primarily due to:
(i) an increase in finance charge income due to increases in the average annualized yield on the loan portfolio and the average size of the loan portfolio during 2004 and (ii) an increase in ancillary product income due to increases in revenue per vehicle service contract sold and the number of third party vehicle service contract products sold during 2004.

Excluding the impact of certain items detailed in the table below, consolidated adjusted net income for the nine months ended September 30, 2004 was $37,239,000 or $0.90 per diluted share compared to $24,638,000 or $0.57 per diluted share for the same period in 2003. The increase was primarily due to: (i) an increase in finance charge income due to increases in the average size of the loan portfolio and the average annualized yield on the loan portfolio during 2004 and
(ii) a decrease in the provision for credit losses inherent in the loan portfolio due to recoveries on previously charged-off loans exceeding credit losses during 2004.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

The Company's reported net income includes certain items set forth in the table below that the Company believes should be considered in measuring the performance of the business when comparing current period results with the same period in the prior year. Management believes this information is important because it allows shareholders to better compare results between periods and make more informed assumptions about future results. In addition, the Company uses adjusted net income for performance purposes in determining bonus compensation paid under the Company's incentive compensation plans. The following table reconciles reported net income to adjusted net income for the three and nine months ended September 30, 2004 and 2003:

                                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                              SEPTEMBER 30,                   SEPTEMBER 30,
                                                                       ----------------------------    ----------------------------
(Dollars in thousands, except per share data)                              2004            2003            2004            2003
                                                                       ------------    ------------    ------------    ------------
Reported net income                                                    $     12,742    $      8,818    $     26,878    $     18,419
Inclusion of dealer holdback in estimate of losses on the
loan portfolio (1)                                                               --              --           6,110              --
Revised methodology for recognizing finance charges (1)                          --              --           2,282              --
Foreign exchange (gain) loss due to forward contracts (2)                      (439)            702          (1,128)            702
United Kingdom impairment expenses (3)                                           --              --              --           7,238
Interest income from Internal Revenue Service (3)                                --              --              --            (400)
                                                                       ------------    ------------    ------------    ------------
  Net income excluding certain items                                   $     12,303    $      9,520    $     34,142    $     25,959
Change in vehicle service contract revenue if new policy had
been retroactively applied (4)                                                  890            (323)          3,097          (1,321)
                                                                       ------------    ------------    ------------    ------------
  Adjusted net income                                                  $     13,193    $      9,197    $     37,239    $     24,638
                                                                       ============    ============    ============    ============
Diluted weighted average shares outstanding                              40,943,604      43,959,924      41,506,320      43,247,518
Adjusted net income per diluted share                                  $       0.32    $       0.21    $       0.90    $       0.57
                                                                       ============    ============    ============    ============

(1) These items represent changes in estimates or changes in methodology that impacted the accounting for finance charges and the allowance for credit losses during the first quarter of 2004. Refer to Note 2 of the Consolidated Financial Statements included in the Company's Form 10-Q for further information.

(2) This item represents a current year gain and a prior year loss, which are offset by changes in shareholders' equity due to the changes in value of foreign currency denominated assets.

(3)      The Company expects items of this type to be infrequent.

(4) This adjustment allows the reader to compare the current year to the prior year assuming a consistent accounting treatment of vehicle service contract revenue. While the accounting treatment of vehicle service contract revenue changed as a result of facts arising in the first quarter of 2004, the timing of cash flows generated from vehicle service contract revenue has not materially changed under the agreements entered into during the first quarter. Refer to Note 2 of the Consolidated Financial Statements included in the Company's Form 10-Q for further information.

SEGMENT INFORMATION


                                                    THREE MONTHS ENDED SEPTEMBER 30,         NINE MONTHS ENDED SEPTEMBER 30,
(Dollars in thousands,                         ---------------------------------------  ----------------------------------------
except per share data)                             2004            2003       % Change      2004            2003        % Change
                                               ------------    ------------   --------  ------------    ------------    --------
REPORTED NET INCOME (LOSS)
United States                                  $     12,574    $      8,142      54.4%  $     26,017    $     24,325        7.0%
United Kingdom                                          156             861     (81.9)           568          (5,427)     110.5
Automobile Leasing                                      206             (69)    398.6            742            (539)     237.7
Other                                                  (194)           (116)    (67.2)          (449)             60     (848.3)
                                               ------------    ------------    ------   ------------    ------------     ------
  Consolidated                                 $     12,742    $      8,818      44.5%  $     26,878    $     18,419       45.9%
                                               ============    ============    ======   ============    ============     ======
REPORTED NET INCOME (LOSS) PER DILUTED SHARE
United States                                  $       0.31    $       0.19      63.2%  $       0.63    $       0.56       12.5%
United Kingdom                                           --            0.01    (100.0)          0.01           (0.12)     108.3
Automobile Leasing                                       --              --        --           0.02           (0.01)     300.0
Other                                                    --              --        --          (0.01)              --        --
                                               ------------    ------------    ------   ------------    ------------     ------
  Consolidated                                 $       0.31    $       0.20      55.0%  $       0.65    $       0.43       51.2%
                                               ============    ============    ======   ============    ============     ======

Diluted shares outstanding                       40,943,604      43,959,924               41,506,320      43,247,518

LOAN ORIGINATIONS (1)



(Dollars in thousands)                                 THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------    -----------------------------------
                                                       2004          2003        % CHANGE      2004          2003       % CHANGE
                                                     --------      --------      --------    --------      --------     --------
Loan originations                                    $240,236      $188,053        27.7%     $754,635      $586,412        28.7%
Number of loans originated                             18,375        15,545        18.2        59,484        48,487        22.7
Number of active dealer-partners (2)                      957           724        32.2         1,074           824        30.3
Loans per active dealer-partner                          19.2          21.5       (10.6)         55.4          58.8        (5.9)
Average loan size                                    $   13.1      $   12.1         8.1      $   12.7      $   12.1         4.9

(1) Loan origination information relates to the United States, the Company's only business segment that continues to originate new loans.

(2) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

LOAN PORTFOLIO PERFORMANCE

The following information relates to the loan portfolio performance in the United States segment, the Company's only business segment that continues to originate new loans.

The following summarizes the future loan payment inflows and dealer holdback outflows estimated by the Company as well as the estimated present values of these net cash flows:

(IN THOUSANDS)                                   ESTIMATE AS OF             ESTIMATE AS OF
                                               SEPTEMBER 30, 2004           JUNE 30, 2004
                                               ------------------           -------------
Loan payments                                       $857,237                   $827,532
Dealer holdback payments                             211,827                    213,453
                                                    --------                   --------
Net cash flow                                       $645,410                   $614,079
                                                    ========                   ========
Present value of net cash flow (1)                  $518,432                   $494,282
                                                    ========                   ========


         (1) Calculated utilizing a discount rate comparable with the rate used to calculate the Company's allowance for credit losses under accounting principles generally accepted in the United States (GAAP) (approximately 30% as of September 30, 2004 and June 30, 2004).

The estimated present value of future cash flows from loans, less the related dealer holdback liability, is higher than the adjusted net investment in loans on the Company's balance sheet as of September 30, 2004 and June 30, 2004, respectively, as follows:

(IN THOUSANDS)                                                                   AS OF                  AS OF
                                                                           SEPTEMBER 30, 2004       JUNE 30, 2004
                                                                           ------------------       -------------
Consolidated loans receivable, net                                             $ 979,491              $ 939,748
Consolidated dealer holdbacks                                                    501,161                475,415
                                                                               ---------              ---------
Net investment in loans before adjustments                                       478,330                464,333
Less: portion related to United Kingdom and Canada                               (11,198)               (17,167)
Plus: repossessed assets and other                                                 7,869                  6,795
                                                                               ---------              ---------
Adjusted net investment in loans                                                 475,001                453,961
Estimated present value of future cash flows from loans
  receivable, less estimated dealer holdback payments                            518,432                494,282
                                                                               ---------              ---------
Excess of estimated present value of future cash flows over
  recorded net investment (pretax) (1)                                         $  43,431              $  40,321
                                                                               =========              =========


         (1) While the table above presents the difference between the recorded net investment and the estimated present value of future cash flows, a wide range of actual results is possible. Given the large dollar amount of the estimated present value of future cash flows, even a modest percentage change in the Company's forecast would likely result in a large change in the reported variances between the Company's recorded net investment and the present value of estimated future cash flows.

There are two primary reasons why the Company's recorded net investment in loans receivable is less than the present value of future cash flows. First, under GAAP, while the Company records an allowance for credit losses for any dealer-partner loan pool that exceeds the estimated present value of future cash flows, the Company does not "write-up" loan pools carried at less than the present value of future cash flows. Second, under GAAP, the Company records recoveries as received while the estimated present value of future cash flows includes estimated future recoveries. Recoveries consist of collections on previously charged off receivables.

The amount by which the estimated present value of future cash flows exceeds the recorded net investment ("excess") increased from $40.3 million to $43.4 million during the period. The Company does not believe the increase is significant at this time, considering the large dollar amount of the estimates involved and the normal quarterly volatility of the forecast from which the estimate is created. The longer term pattern of increase or decrease in the "excess" will provide more meaningful data and should be considered when additional data points are available.

The following table compares the Company's forecast of collection rates for loans originated by year as of September 30, 2004 with the forecast as of December 31, 2003:

                     September 30, 2004          December 31, 2003
Year               Forecasted Collection %    Forecasted Collection %           Variance
----               -----------------------    -----------------------           --------
1992                        81.7%                      81.5%                      0.2%
1993                        75.9%                      75.7%                      0.2%
1994                        62.0%                      61.8%                      0.2%
1995                        55.3%                      55.2%                      0.1%
1996                        55.4%                      55.3%                      0.1%
1997                        58.5%                      58.1%                      0.4%
1998                        67.6%                      67.2%                      0.4%
1999                        71.9%                      71.5%                      0.4%
2000                        72.1%                      71.7%                      0.4%
2001                        67.1%                      67.0%                      0.1%
2002                        69.1%                      69.4%                     -0.3%
2003                        72.3%                      72.8%                     -0.5%

The Company made no material changes in credit policy or pricing in the third quarter of 2004, other than routine changes designed to maintain current profitability levels.


ADJUSTED RETURN ON CAPITAL



(Dollars in thousands)                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                           SEPTEMBER 30,
                                                                ----------------------------            ----------------------------
                                                                  2004                2003                2004                2003
                                                                --------            --------            --------            --------
Average debt                                                    $180,208            $109,205            $156,861            $102,919
Average shareholders' equity                                     314,486             338,935             318,756             335,020
                                                                --------            --------            --------            --------
Average capital                                                 $494,694            $448,140            $475,617            $437,939
                                                                ========            ========            ========            ========

Adjusted return on capital is equal to adjusted net operating profit after-tax (adjusted net income plus interest expense after-tax) divided by average capital as follows:


(Dollars in thousands)                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                           SEPTEMBER 30,
                                                               ----------------------------            ----------------------------
                                                                 2004                2003                2004                2003
                                                               --------            --------            --------            --------
Adjusted net income                                            $ 13,193            $  9,197            $ 37,239            $ 24,638
Interest expense after-tax                                        1,850               1,474               5,083               3,422
                                                               --------            --------            --------            --------
Adjusted net operating profit after-tax                        $ 15,043            $ 10,671            $ 42,322            $ 28,060
                                                               ========            ========            ========            ========
Average capital                                                $494,694            $448,140            $475,617            $437,939
                                                               ========            ========            ========            ========
Adjusted return on capital                                         12.2%                9.5%               11.9%                8.5%

ADJUSTED ECONOMIC PROFIT

The Company defines adjusted economic profit as adjusted net operating profit after-tax less an imputed cost of equity. Adjusted economic profit measures how efficiently the Company utilizes capital. To consider the cost of both debt and equity, the Company's calculation of adjusted economic profit deducts from adjusted net income a cost of equity equal to 10% of average equity, which approximates the S&P 500's rate of return since 1965. Management uses economic profit to assess the Company's performance as well as to make capital allocation decisions. Management believes this information is important to shareholders because it allows shareholders to compare the returns earned by the Company investing capital in its core business with the return they could expect if the Company returned capital to shareholders and they invested in other securities.

The following table presents the calculation of the Company's adjusted economic profit (loss) for the periods indicated (dollars in thousands, except per share data):

                                                                      THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                        SEPTEMBER 30,
                                                                 ------------------------------      ------------------------------
                                                                     2004              2003              2004              2003
                                                                 ------------      ------------      ------------      ------------
ADJUSTED ECONOMIC PROFIT
Adjusted net income (1)                                          $     13,193      $      9,197      $     37,239      $     24,638
Imputed cost of equity at 10% (2)                                      (7,862)           (8,473)          (23,907)          (25,127)
                                                                 ------------      ------------      ------------      ------------
   Total adjusted economic profit (loss)                         $      5,331      $        724      $     13,332      $       (489)
                                                                 ============      ============      ============      ============
Diluted weighted average shares outstanding                        40,943,604        43,959,924        41,506,320        43,247,518
Adjusted economic profit (loss) per diluted share (3)            $       0.13      $       0.02      $       0.32             (0.01)


         (1) Adjusted net income from the Reconciliation of Reported Net Income to Adjusted Net Income.

         (2) Cost of equity is equal to 10% (on an annual basis) of average shareholders' equity, which was $314,486,000 and $318,756,000 for the three months and nine months ended September 30, 2004, respectively, and $338,935,000 and $335,020,000 for the same periods in 2003.

         (3) Adjusted economic profit (loss) per share equals the adjusted economic profit (loss) divided by the diluted weighted average number of shares outstanding.

Refer to the Company's Form 10-Q, which will be filed today with the Securities and Exchange Commission, and will appear on the Company's website at www.creditacceptance.com for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2004.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     o the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

     o increased competition from traditional financing sources and from non-traditional lenders,

     o    the unavailability of funding at competitive rates of interest,

     o the Company's potential inability to continue to obtain third party financing on favorable terms,

     o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

     o    adverse changes in applicable laws and regulations,

     o    adverse changes in economic conditions,

     o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     o the Company's potential inability to maintain or increase the volume of automobile loans,

     o an increase in the amount or severity of litigation against the Company,

     o the loss of key management personnel or the inability to hire qualified personnel,

     o    the effect of terrorist attacks and potential attacks, and

     o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

                          CREDIT ACCEPTANCE CORPORATION

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)


(Dollars in thousands, except per share data)                        THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                          SEPTEMBER 30,
                                                             -------------------------------        -------------------------------
                                                                 2004               2003                2004               2003
                                                             ------------       ------------        ------------       ------------
REVENUE:
  Finance charges                                            $     34,830       $     25,770        $     95,790       $     76,457
  Ancillary product income                                          3,047              4,369               8,373             14,336
  Lease revenue                                                       271              1,251               1,323              5,371
  Other income                                                      5,051              4,609              14,523             12,866
                                                             ------------       ------------        ------------       ------------
    Total revenue                                                  43,199             35,999             120,009            109,030
                                                             ------------       ------------        ------------       ------------
COSTS AND EXPENSES:
  Salaries and wages                                                9,807              7,879              27,566             25,083
  General and administrative                                        5,181              4,679              15,601             15,361
  Provision for credit losses                                       2,098              2,303              16,832              9,354
  Sales and marketing                                               3,026              2,023               8,591              6,813
  Interest                                                          2,846              2,267               7,820              5,264
  Stock-based compensation expense                                    747              1,027               2,178              2,830
  United Kingdom asset impairment                                      --                 --                  --             10,493
  Other expense                                                       270              1,182               1,050              4,205
                                                             ------------       ------------        ------------       ------------
    Total costs and expenses                                       23,975             21,360              79,638             79,403
                                                             ------------       ------------        ------------       ------------
Operating income                                                   19,224             14,639              40,371             29,627
  Foreign exchange gain (loss)                                        674             (1,066)              1,731             (1,037)
                                                             ------------       ------------        ------------       ------------
Income before provision for income taxes                           19,898             13,573              42,102             28,590
  Provision for income taxes                                        7,156              4,755              15,224             10,171
                                                             ------------       ------------        ------------       ------------
Net income                                                   $     12,742       $      8,818        $     26,878       $     18,419
                                                             ============       ============        ============       ============
Net income per common share:
  Basic                                                      $       0.33       $       0.21        $       0.69       $       0.44
                                                             ============       ============        ============       ============
  Diluted                                                    $       0.31       $       0.20        $       0.65       $       0.43
                                                             ============       ============        ============       ============
Weighted average shares outstanding:
  Basic                                                        38,679,011         42,315,027          39,234,974         42,329,722
  Diluted                                                      40,943,604         43,959,924          41,506,320         43,247,518


                          CREDIT ACCEPTANCE CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)






(Dollars in thousands, except per share data)                                                          AS OF
                                                                                    -------------------------------------------
                                                                                    SEPTEMBER 30, 2004        DECEMBER 31, 2003
                                                                                    ------------------        -----------------
                                 ASSETS:
Cash and cash equivalents                                                               $    20,254              $    36,044

Loans receivable                                                                          1,017,050                  875,417
Allowance for credit losses                                                                 (37,559)                 (17,615)
                                                                                        -----------              -----------
    Loans receivable, net                                                                   979,491                  857,802
                                                                                        -----------              -----------

Notes, lines of credit and floor plan receivables, net (including $1,635 and $1,583
  from affiliates as of September 30, 2004 and December 31, 2003, respectively)               4,868                    6,562
Investment in operating leases, net                                                           1,379                    4,447
Property and equipment, net                                                                  19,588                   18,503
Income taxes receivable                                                                       1,188                    5,795
Other assets                                                                                 17,387                   14,627
                                                                                        -----------              -----------
    Total Assets                                                                        $ 1,044,155              $   943,780
                                                                                        ===========              ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
  Accounts payable and accrued liabilities                                              $    41,388              $    33,117
  Dealer holdbacks, net                                                                     501,161                  423,861
  Line of credit                                                                             58,700                       --
  Secured financing                                                                         140,000                  100,000
  Mortgage note and capital lease obligations                                                10,148                    6,467
  Deferred income taxes, net                                                                  9,765                   24,529
                                                                                        -----------              -----------
    Total Liabilities                                                                       761,162                  587,974
                                                                                        -----------              -----------

SHAREHOLDERS' EQUITY:
  Preferred stock, $ .01 par value, 1,000,000 shares authorized, none issued                     --                       --
  Common stock, $ .01 par value, 80,000,000 shares authorized, 36,807,382 and
    42,128,087 shares issued and outstanding as of September 30, 2004 and
    December 31, 2003, respectively                                                             368                      421
  Paid-in capital                                                                            26,644                  125,078
  Retained earnings                                                                         253,917                  227,039
  Accumulated other comprehensive income - cumulative translation adjustment                  2,064                    3,268
                                                                                        -----------              -----------
    Total Shareholders' Equity                                                              282,993                  355,806
                                                                                        -----------              -----------
    Total Liabilities and Shareholders' Equity                                          $ 1,044,155              $   943,780
                                                                                        ===========              ===========